UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2007

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	Not Applicable
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

Walker House Mary Street George Town, Grand Cayman Cayman Islands, British West Indies		Not Applicable
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Signature

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Item 1.01            Entry into a Material Definitive Agreement

The board of directors has adopted a Non-Employee Director Deferred Compensation and Equity Award Plan, under which initial awards were made to two new directors on April 23, 2007.  In connection with the approval of the Deferred Compensation Plan, the board of directors suspended the grant of options under our Non-Employee Directors’ Share Plan.

Under the Deferred Compensation Plan, each non-employee director will receive the amounts described below.

Initial Election Fee — On the date such person initially becomes a director, each non-employee director will receive a number of Restricted Stock Units equal to $45,000 divided by the closing price of Apex’s ordinary shares on the grant date.  The Restricted Stock Units vest one year after the date of grant so long as the individual is still serving as a director.  Each Restricted Stock Unit entitles the director to  receive one unrestricted Apex Silver ordinary share.  The ordinary shares with respect to these vested Restricted Stock Units are issuable by Apex Silver upon the termination of the director’s service on the board.

Annual Retainer — On the date of the annual shareholder’s meeting, each non-employee director is entitled to receive $20,000 in cash and a number of Restricted Stock Units equal to $45,000 divided by the closing price of Apex’s ordinary shares on the grant date.  The Restricted Stock Units vest one year after the date of grant so long as the individual is still serving as a director.  Each Restricted Stock Unit entitles the director to receive one unrestricted Apex Silver ordinary share.  The ordinary shares with respect to these vested Restricted Stock Units are issuable by Apex Silver upon the termination of the director’s service on the board.

In addition, each of the chairmen of our board committees receive an annual cash retainer and each of our non-employee directors receive cash fees for attendance at board and committee meetings, in amounts determined by the board of directors from year to year.

Our non-employee directors may defer all or a portion of the cash payments described above and elect instead to be awarded a number of Restricted Stock Units, each of which entitles the director to receive one unrestricted Apex Silver ordinary share at a future date.  Each non-employee director may deliver an annual deferral election to the company specifying the amount of the cash payments the director has elected to defer and the period of deferral.  Amounts may be deferred for any length of time selected by the director.  The number of Restricted Stock Units granted in connection with the deferral of cash payments will be determined by dividing the amount of the cash payment by the closing price of Apex Silver ordinary shares on the date the cash payment would have otherwise been paid.

All ordinary shares issued in connection with the Deferred Compensation Plan will be awarded pursuant to the existing Apex Silver 2004 Equity Incentive Plan.

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 23, 2007 the board of directors unanimously voted to increase the number of directors serving on the board of directors to ten.  To fill the vacancy created by the increase in the number of directors, the board appointed Rodman L. Drake and Ian Masterton-Hume to serve as Class I directors until the 2007 annual general meeting of shareholders.  The board also nominated Mr. Drake and Mr. Masterton-Hume for election by the shareholders at the 2007 annual meeting.  Mr. Drake and Mr. Masterton-Hume have not yet been appointed to any board committees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 27, 2007

Apex Silver Mines Limited

By:	/s/ Gerald J. Malys
Gerald J. Malys
Chief Financial Officer